UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12.

ALLEGHANY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 28, 2006 at 10:00 a.m., Local Time

Hotel du Pont
11th and Market Streets
Wilmington, Delaware
      Notice is hereby given that the 2006 Annual Meeting of Stockholders of Alleghany Corporation (the “Company”) will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware on Friday, April 28, 2006 at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms expiring in 2009 and one director for a term expiring in 2008.

2.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year 2006.

3.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.
      Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.
      The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2006 Annual Meeting and any adjournments thereof.
      You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the 2006 Annual Meeting in person.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President, General Counsel and Secretary
March 13, 2006

ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036
PROXY STATEMENT

Annual Meeting of Stockholders to be held April 28, 2006

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the “Company”) from holders of the Company’s outstanding shares of common stock (“Common Stock”) entitled to vote at the 2006 Annual Meeting of Stockholders of the Company (the “2006 Annual Meeting”), and at any and all adjournments thereof, for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 13, 2006.
      The Board of Directors has fixed the close of business on March 1, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2006 Annual Meeting.
      On March 1, 2006, 7,924,191 shares of Common Stock were outstanding and entitled to vote. The number of shares of Common Stock as of March 1, 2006, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding to be paid by the Company on April 28, 2006 to stockholders of record at the close of business on April 1, 2006.
Principal Stockholders
      As of March 1, 2006, approximately 33.8 percent* of the Company’s outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

* See Note (4) on page 3.

      The following table sets forth, as of March 1, 2006, the beneficial ownership of Common Stock of certain persons believed by the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock.

	Amount and Nature of Beneficial Ownership

	Sole Voting	Shared Voting Power
Name and Address	Power and/or Sole	and/or Shared			Percent
of Beneficial Owner	Investment Power	Investment Power	Total		of Class

F.M. Kirby	320,809	698,806	1,019,615	(1)	12.9
17 DeHart Street P.O. Box 151 Morristown, NJ 07963
Allan P. Kirby, Jr.	541,518	—	541,518	(2)	6.8
14 E. Main Street P.O. Box 90 Mendham, NJ 07945
Grace Kirby Culbertson	161,925	251,505	413,430	(3)	5.2
Blue Mill Road Morristown, NJ 07960
Estate of Ann Kirby Kirby	317,881	392,786	710,667	(4)	9.0
c/o Carter, Ledyard & Milburn LLP 2 Wall Street New York, NY 10005
Franklin Mutual Advisers, LLC	753,747	—	753,747	(5)	9.5
51 John F. Kennedy Parkway Short Hills, NJ 07078
Royce & Associates, LLC	477,500	—	477,500	(6)	6.0
1414 Avenue of the Americas New York, NY 10019

(1)	Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 496,494 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 202,312 shares held by trusts for the benefit of his children and his children’s descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children’s descendants. Mr. Kirby held 210,465 shares directly.

(2)	Includes 305,655 shares of Common Stock held by a trust of which Allan P. Kirby, Jr. is co-trustee (with the final right to vote) and beneficiary; and 12,672 shares issuable under stock options granted pursuant to the 2005 Directors’

Stock Plan (the “2005 Directors’ Plan”), the Amended and Restated Directors’ Stock Option Plan (the “Amended Directors’ Plan”) and the 2000 Directors’ Stock Option Plan (the “2000 Directors’ Plan”). Mr. Kirby held 223,191 shares directly, which include 250 shares of restricted Common Stock granted pursuant to the 2005 Directors’ Plan.

(3)	Includes 45,705 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 205,800 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 161,925 shares directly.

(4)	Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of Common Stock by her estate or its beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company (“Old Alleghany”). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and 1999 through 2005 by Old Alleghany or the Company; if Mrs. Kirby, her estate and her beneficiaries had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 345,334 shares.

(5)	According to an amendment dated February 6, 2006 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC (“Franklin”), Franklin had sole voting power and sole dispositive power over 753,747 shares of Common Stock. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc. (“FRI”), and that, under Franklin’s advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein is not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest in or beneficial ownership of such shares.

(6)	According to an amendment dated January 10, 2006 to a Schedule 13G statement filed by Royce & Associates, LLC (“Royce”), an investment advisor, Royce has sole voting power and sole dispositive power over 477,500 shares of Common Stock.

1. ELECTION OF DIRECTORS
      Pursuant to the Company’s Restated Certificate of Incorporation and By-laws, the Board of Directors is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. In January 2006, the Board of Directors authorized an increase in the number of directors from ten to eleven directors effective as of the 2006 Annual Meeting.
      John J. Burns, Jr., Dan R. Carmichael, William K. Lavin and Raymond L.M. Wong have been nominated by the Board of Directors for election as directors at the 2006 Annual Meeting, each to serve for a term of three years, until the 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Jefferson W. Kirby, the son of F.M. Kirby, the Chairman of the Board, has been nominated by the Board of Directors for election as a director at the 2006 Annual Meeting, to serve for a term of two years, until the 2008 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Burns, Carmichael and Lavin were last elected by the stockholders of the Company at the 2003 Annual Meeting of Stockholders held on April 25, 2003.
      Roger Noall, who has served as a director of the Company since 1996, is retiring from the Board of Directors in accordance with the Company’s retirement policy which is described below under the heading “Compensation of Directors.” In view of the impending retirement of Mr. Noall, the Nominating and Governance Committee solicited recommendations from the members of the Board of Directors of possible candidates to be considered to fill the resulting vacancy on the Board. The Nominating and Governance Committee received a number of recommendations from directors, including the recommendation of Mr. Wong from Mr. F.M. Kirby, the Chairman of the Board. The Nominating and Corporate Governance Committee evaluated the credentials of the various persons recommended by the directors. In Mr. Wong’s case, such credentials included his business experience, educational background, financial literacy and independence from management.

It was noted that during Mr. Wong’s tenure as a managing director in the investment banking group of Merrill Lynch & Co., Inc. prior to his retirement from that position in January 2002, Mr. Wong was responsible for the Merrill Lynch investment banking relationship with the Company and acted as the lead Merrill Lynch representative on several projects with respect to which the Company had engaged Merrill Lynch to provide financial advisory services. Based on this evaluation and a personal interview by the Nominating and Governance Committee, the Nominating and Governance Committee determined that Mr. Wong was well qualified and recommended him for nomination by the Board of Directors.
      Mr. Jefferson W. Kirby was recommended by his father, Mr. F.M. Kirby, for consideration by the Nominating and Governance Committee in anticipation of Mr. F.M. Kirby’s retirement as a director of the Company. The Nominating and Governance Committee evaluated Mr. Jefferson W. Kirby’s candidacy, taking into account several considerations, including his business experience, his service as a Vice President of the Company from 1994 to June 2003, his educational background, his financial literacy and the anticipated retirement of his father as a director. Based on this evaluation, the Nominating and Governance Committee determined that Mr. Jefferson W. Kirby was well qualified and recommended him for nomination by the Board of Directors.
      Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the five nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2006 Annual Meeting. Thus, those nominees who receive the highest, second-highest, third-highest, fourth-highest and fifth-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

      The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other public company directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2007 or 2008.

Nominee for election: John J. Burns, Jr. Age 74 Director since 1968	Vice Chairman of the Board, Alleghany Corporation.

Nominee for election: Dan R. Carmichael Age 61 Director since 1993	President and Chief Executive Officer, Ohio Casualty Corporation (property and casualty insurance); director, Ohio Casualty Corporation and Platinum Underwriters Holdings, Ltd. Chairman of the Compensation Committee and member of the Audit Committee.

Nominee for election: William K. Lavin Age 61 Director since 1992	Financial Consultant; director, American Home Food Products, Inc. Chairman of the Audit Committee and member of the Compensation Committee.

Nominee for election: Raymond L.M. Wong Age 53	Managing member, DeFee Lee Pond Capital LLC (financial advisory and consulting services).

Nominee for election: Jefferson W. Kirby Age 44	Managing member, Broadfield Capital Management, LLC (investment advisory services).

Allan P. Kirby, Jr. Age 74 Director since 1963 Term expires in 2007	President, Liberty Square, Inc. (investments); management of family and personal affairs. Chairman of the Executive Committee.

Thomas S. Johnson Age 65 Director since 1997 and for 1992-1993 Term expires in 2007	Retired Chairman and Chief Executive Officer, GreenPoint Financial Corp. and its subsidiary GreenPoint Bank (banking); director, R.R. Donnelley & Sons Company, North Fork Bancorporation, Inc., The Phoenix Companies, Inc. and Federal Home Loan Mortgage Corporation. Member of the Audit and Nominating and Governance Committees.

James F. Will Age 67 Director since 1992 Term expires in 2007	President, Saint Vincent College (education); director, Federated Investors, Inc. Member of the Executive and Nominating and Governance Committees.

F.M. Kirby Age 86 Director since 1958 Term expires in 2008	Chairman of the Board, Alleghany Corporation. Member of the Executive Committee.

Rex D. Adams Age 66 Director since 1999 Term expires in 2008	Dean Emeritus, Fuqua School of Business at Duke University (education); director, AMVESCAP PLC, Vintage Petroleum, Inc. and Public Broadcasting System; trustee, Committee for Economic Development and Woods Hole Oceanographic Institution. Member of the Audit Committee.

Weston M. Hicks Age 49 Director since 2004 Term expires in 2008	President and chief executive officer, Alleghany Corporation; director, AllianceBernstein Corporation. Member of the Executive Committee.
      All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Burns retired from his position as President and chief executive officer of the Company effective December 30, 2004. Mr. Burns continues as a director and was appointed Vice Chairman of the Board of the Company, and serves as a non-executive employee of the Company assisting the President and chief executive officer on investment matters. Mr. Wong has been the managing member of DeFee Lee Pond Capital LLC, which provides financial advisory and consulting services, since July 2002; prior thereto, he was employed by Merrill Lynch & Co., Inc. (financial services) as a managing director in the investment banking group until his retirement from that position in January 2002. He was retained as a consultant to Merrill Lynch & Co., Inc. until June 2002 and was rehired as an employee of Merrill Lynch & Co., Inc. from February to April 2003. Mr. Jefferson W. Kirby has been the managing member of Broadfield Capital Management, LLC since July 2003; prior thereto, he was a Vice President of the Company. Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint

Financial Corp. and its subsidiary GreenPoint Bank until his retirement on December 31, 2004. Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 4, 2004; he was a Professor of Business Administration at the Fuqua School of Business from July 1, 2001 through October 1, 2004, and was Dean of the Fuqua School of Business prior thereto. Mr. Hicks was appointed President and chief executive officer of the Company effective December 31, 2004; he was Executive Vice President of the Company from October 7, 2002 through December 30, 2004, was employed by The Chubb Corporation (property and casualty insurance) from March 1, 2001 to October 4, 2002, initially as Senior Vice President and Financial Assistant to the Chairman and subsequently as Chief Financial Officer and Executive Vice President, and prior thereto was Senior Research Analyst (for property-casualty, multiline and health insurance) and Managing Director of J.P. Morgan Securities Inc. (financial services).
      Messrs. F.M. Kirby and Allan P. Kirby, Jr. are brothers.
      Pursuant to the approval of the Audit Committee of the Board of Directors, on authority delegated by the Board without Mr. F.M. Kirby’s participation, during 2003 the Company made investments aggregating $10.0 million as a limited partner in Broadfield Capital, L.P., an investment fund formed and managed by Broadfield Capital Management, LLC, of which Mr. Jefferson W. Kirby is the managing member (“Broadfield Management”). Broadfield Management is entitled to receive certain fees from the Company in connection with its management of this investment, which amounted to $178,377 in 2005. In addition, Mr. Jefferson W. Kirby was a director of World Minerals, Inc. (“World Minerals”), a subsidiary of the Company until its disposition on July 14, 2005, and in that capacity was paid fees of $10,700 in 2005.
      The Board of Directors held nine meetings in 2005. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served that were held in 2005. There are two regularly scheduled executive sessions for non-management directors of the Company and one regularly scheduled executive session for independent directors each year. The independent directors, other than committee chairs, preside at these executive sessions on a rotating basis.
      Pursuant to the New York Stock Exchange’s listing standards, the Company is required to have a majority of independent directors, and no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. The Board of Directors has determined that Messrs. Adams, Carmichael, Lavin, Johnson and Will have no material relationship with the Company other than in their capacities as members of the Board and committees thereof, and thus are independent directors of the Company. In the case of Mr. Will, who served as non-executive Chairman and a member of the Audit Committee of World Minerals prior to its disposition on July 14, 2005, this determination was based upon the non-executive nature of such positions, the level of compensation received by Mr. Will for service in such positions (as described below under the heading “Compensation of Directors”) and the insignificance of such compensation to Mr. Will. In the case of the other independent directors, this determination was based upon the fact that none of such directors has any relationship with the Company other than as a director and member of committees of the Board. The Board has also determined that, if elected at the 2006 Annual Meeting, Mr. Wong has no material relationship with the Company other than in his capacity as a member of the Board, and thus would be an independent director of the Company. This determination is based upon the fact that Mr. Wong has no relationship with the Company. Thus, of the two nominees and nine directors, six are independent.
      Interested parties may communicate directly with any individual director, the non-management directors as a group or the Board as a whole by mailing such communication to the Secretary of the Company at the Company’s principal executive offices (Alleghany Corporation, 7 Times Square Tower, 17th Floor, New York, NY 10036). Such communications will be delivered unopened (1) if addressed to a director, to the director, (2) if addressed to the non-management directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the non-management directors, or (3) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.
      The Company does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Three directors attended the 2005 Annual Meeting of Stockholders.
      The Executive Committee of the Board of Directors (the “Executive Committee”) may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to, and reviewed by, the Board of Directors. The Executive Committee held no meetings in 2005. The current members of the Executive Committee are Messrs. Allan P. Kirby, Jr., Hicks, F.M. Kirby and Will.
      The Audit Committee of the Board of Directors (the “Audit Committee”) is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm (including approving in advance all audit services and permissable non-audit services to be provided by the independent registered public accounting firm) and for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board of Directors with respect to the following matters: (i) the audited consolidated annual financial statements of the Company and its subsidiaries, including the Company’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, to be included in the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission, and whether to recommend such inclusion, (ii) the unaudited consolidated quarterly financial statements of the Company and its subsidiaries, including management’s discussion and analysis thereof, to be included in the Company’s Quarterly Reports on Form 10-Q to the Securities and Exchange Commission, (iii) the Company’s policies with respect to risk assessment and risk management, (iv) the adequacy and effectiveness of the Company’s internal controls, disclosure controls and procedures and internal auditors, and (v) the quality and acceptability of the Company’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company’s financial statements. The Audit Committee held seven meetings in 2005. A copy of the Audit Committee Charter is available on the Company’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.
      The current members of the Audit Committee are Messrs. Lavin, Adams, Carmichael and Johnson. The Board of Directors has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the Securities and Exchange Commission. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards.
      The Compensation Committee of the Board of Directors (the “Compensation Committee”) is charged with reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer, evaluating the chief executive officer’s performance in light of such goals and objectives, and determining the chief executive officer’s compensation based on such evaluation, after having reviewed the recommendations submitted to it by the Chairman of the Board with respect thereto. The Compensation Committee also is responsible for reviewing the recommendations of the chief executive officer concerning the compensation of the other officers of the Company and determining such officers’ compensation, and for reviewing the adjustments proposed to be made to the compensation of the most highly paid officers of each operating unit of the Company, reporting to the Board of Directors with respect thereto, and making such recommendations to the Board of Directors with respect thereto as the Compensation Committee may deem appropriate. In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board of Directors, and proposing changes, as appropriate, to the Board of Directors. The Compensation Committee also administers the 2002 Long-Term Incentive Plan (the “2002 Plan”) and the 2005 Management Incentive Plan (the “2005 Management Plan”). The Compensation Committee held five meetings in 2005. A copy of the Compensation Committee Charter is available on the Company’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.
      The current members of the Compensation Committee are Messrs. Carmichael, Lavin and Noall. The Board of Directors has determined that each of these members is independent as defined in the New York Stock Exchange’s listing standards.
      The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) is charged with identifying and screening candidates, consistent with criteria approved by the Board of Directors, and making recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. In addition, the Nominating and Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing the evaluation of the Board of Directors and the Company’s management. The Nominating and Governance Committee held six meetings in 2005. A copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.
      The current members of the Nominating and Governance Committee are Messrs. Noall, Johnson and Will. The Board of Directors has determined that each of these members is independent as defined in the New York Stock Exchange’s listing standards.
      The Company has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, a Code of Ethics and Business Conduct for its directors, officers and employees, and Corporate Governance Guidelines. Copies of each of these documents are available on the Company’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The Corporate Governance Guidelines were recently amended (i) to provide that directors who also serve as the chief executive officer of a public company should not serve on more than one other public company board in addition to the Company’s Board and the board of the company of which the director is the chief executive officer, directors who are not the chief executive officer of a public company should not serve on more than five other public company boards, and members of the Audit Committee may not serve on more than two other public company audit committees; (ii) to require directors to submit a letter of resignation upon a material job change to the Nominating and Governance Committee, which will recommend to the Board the action to be taken with respect thereto; (iii) to provide for individual director performance reviews by the Nominating and Governance Committee; and (iv) to establish stock ownership guidelines for executive officers, as described below under the heading “Securities Ownership Guidelines.”

Securities Ownership of Directors and Executive Officers
      The following table sets forth, as of March 1, 2006, the beneficial ownership of Common Stock of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table on page 19 of this proxy statement.

	Amount and Nature of Beneficial Ownership

	Sole Voting	Shared Voting Power
	Power and Sole	and/or Shared			Percent
Name of Beneficial Owner	Investment Power	Investment Power	Total		of Class

John J. Burns, Jr.	71,388	—	71,388	(1)	.90
Dan R. Carmichael	17,976	—	17,976	(2)(3)	.23
William K. Lavin	13,922	—	13,922	(3)	.18
Raymond L.M. Wong	—	—	—		—
Jefferson W. Kirby	54,009	124,124	178,133	(4)	2.25
Allan P. Kirby, Jr.	541,518	—	541,518	(5)	6.82
Thomas S. Johnson	12,488	—	12,488	(3)	0.16
James F. Will	23,146	1,526	24,672	(3)	0.31
F.M. Kirby	320,809	698,806	1,019,615	(6)	12.87
Rex D. Adams	7,688	—	7,688	(3)	0.10
Weston M. Hicks	68,770	—	68,770	(7)	0.87
Roger B. Gorham	3,636	—	3,636	(8)	0.05
Robert M. Hart	16,703	—	16,703		0.21
James P. Slattery	1,886	—	1,886		0.02
Peter R. Sismondo	11,700	290	11,990	(9)	0.15
All directors, nominees and executive officers as a group (15 persons)	1,165,639	824,746	1,990,385	(10)	24.90	(11)

(1)	Includes 778 shares of Common Stock owned by Mr. Burns’s wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(2)	Includes 236 shares of Common Stock owned by Mr. Carmichael’s wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(3)	Includes 12,672 shares of Common Stock in the case of Mr. Carmichael, 12,672 shares of Common Stock in the case of Mr. Lavin, 10,750 shares of Common Stock in the case of Mr. Johnson, 12,672 shares of Common Stock in the case of Mr. Will, and 6,982 shares of Common Stock in the case of Mr. Adams, issuable under stock options granted pursuant to the 2005 Directors’ Plan, Amended Directors’ Plan and the 2000 Directors’ Plan. In addition, includes 250 shares of restricted Common Stock granted to each of Messrs. Carmichael, Lavin, Johnson, Will and Adams pursuant to the 2005 Directors’ Plan.

(4)	Includes 124,124 shares of Common Stock held by a trust; such amount reflects Mr. Jefferson W. Kirby’s share of such trust as co-trustee and beneficiary. Mr. Jefferson W. Kirby granted a proxy to his father Mr. F.M. Kirby with respect to an additional 22,055 shares held by a trust of which Mr. Jefferson W. Kirby is beneficiary and co-trustee, and thus such additional 22,055 shares are included in the amounts set forth above for Mr. F.M. Kirby. Mr. Jefferson W. Kirby held 54,009 shares directly.

(5)	See Note (2) on page 2.

(6)	See Note (1) on page 2.

(7)	Includes 58,366 shares representing restricted stock awards and subsequent stock dividends in respect thereof, which are subject to Mr. Hicks’s continuing employment with the Company and the achievement of certain performance goals, but does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Hicks; the foregoing awards are more fully described below under the heading “Employment Arrangements.”

(8)	Represents restricted stock awards and subsequent stock dividends in respect thereof, which are subject to Mr. Gorham’s continuing employment with the Company and the achievement of certain performance goals.

(9)	Includes 5,500 shares of Common Stock owned by Mr. Sismondo’s wife. Mr. Sismondo had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(10)	Includes a total of 6,514 shares of Common Stock over which certain of the persons listed had no voting or investment power, as discussed in Notes (1), (2) and (9) above.

(11)	Based on the number of shares of outstanding Common Stock as of March 1, 2006, adjusted to include shares of Common Stock issuable within 60 days upon exercise of stock options held by directors.

Securities Ownership Guidelines
      Directors are expected to achieve ownership of Common Stock, or equivalent deferred Common Stock units, with a value equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.
      Executive officers are expected to achieve ownership of Common Stock, based upon a multiple of base salary; for the President and chief executive officer, the multiple is five times base salary, and for Senior Vice Presidents and Vice Presidents, the multiple is three times base salary and one times base salary, respectively. Executive officers are expected to retain 75 percent of the shares of Common Stock received by them (net of taxes) in respect of awards under the 2002 Plan until their ownership level is achieved, and they are expected to maintain such a level thereafter.
Section 16(a) Beneficial Ownership Reporting Compliance
      The Company has determined that, except as set forth below, no person who at any time during 2005 was a director, officer or beneficial owner of more than 10 percent of the Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2005. Such determination is based solely upon the Company’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which were submitted to it during or with respect to 2005. With regard to Ann Kirby Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than 10 percent of the Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of Common Stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of Common Stock by her estate or beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owned more than 10 percent of the Common Stock during 2005 nor whether any such person was required to file reports required by Section 16(a).
Compensation of Directors
      Each director of the Company who is not an officer thereof receives an annual retainer of $30,000, payable in cash, as well as $1,000 for each board meeting attended in person and $500 for each telephone conference meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an employee of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member thereof receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of $15,000, and each other member thereof receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000 and each other member thereof receives an annual fee of $7,000.
      Pursuant to the 2005 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, reelected or continues as a member of the Board of Directors and who is not an employee of the Company or any of its subsidiaries receives (i) a stock option to purchase 500 shares of Common Stock (subject to anti-dilution adjustments) at an exercise price equal to the fair market value on the date of grant and (ii) 250 shares of Common Stock which are subject to potential forfeiture until the first Annual Meeting following the date of grant and restrictions upon transfer until the third anniversary of the date of grant (“Restricted Common Stock”). On April 25, 2005, each eligible director received a stock option to purchase 500 shares of Common Stock at an exercise price of $273.32 per share and 250 shares of Restricted Common Stock.
      Pursuant to the Non-Employee Directors’ Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of his retirement. The benefit is paid from the date of the director’s retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner. To be entitled to this benefit, the director must have served as such for at least five years and must have continued so to serve either until the time he is required to retire by the Company’s retirement policy for directors or until he has attained age 70. In January 2005, the Directors’ Retirement Plan was amended to “freeze” the Plan at December 31, 2004. Under the Directors’ Retirement Plan as amended, no new non-employee director will be eligible to participate in the Directors’ Retirement Plan, a director’s service after December 31, 2004 is no longer included in measuring how long the director’s annual retirement benefit will be payable, and the annual retirement benefit for directors who retire after December 31, 2004 is limited to $30,000, which was the annual retainer at December 31, 2004.
      The Company’s retirement policy for directors was adopted by Old Alleghany in 1979 and by the Company upon its formation in 1986. The retirement policy provides that,

except in respect of directors serving when the policy was first adopted, the Board of Directors shall not select a person as a nominee for the Board of Directors for a term that would anticipate such nominee serving beyond his or her seventy-second birthday. Messrs. Burns, Allan P. Kirby, Jr. and F.M. Kirby are not subject to such retirement policy because each of them was a director of Old Alleghany in 1979.
      As Chairman of the Board of the Company, Mr. F.M. Kirby received in respect of 2005 $342,121 in salary, $21,721 representing payments for reimbursement of taxes and the reimbursement itself, and $81,760 representing (i) a savings benefit of $51,318 credited pursuant to the Alleghany Corporation Officers, Highly Compensated Employees and Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”); and (ii) a benefit, valued at $30,442 pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on his behalf. Such life insurance policy provides a death benefit to Mr. F.M. Kirby if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death.
      After his retirement as President and chief executive officer of the Company effective December 30, 2004 and pursuant to action taken by the Board of Directors, Mr. Burns is continuing as a director, serving as Vice Chairman of the Board, and as a non-executive employee of the Company. As an employee, Mr. Burns receives the compensation described below under the heading “Employment Arrangements” and is not entitled to receive any director or committee fees and does not participate in any non-employee directors’ equity or retirement plans.
      As non-executive Chairman of the board of directors of World Minerals prior to its disposition on July 14, 2005, Mr. Will was entitled to receive an annual retainer of $40,000 as well as $600 for each board meeting or conference telephone meeting attended. As a member of the Audit Committee of the World Minerals board, Mr. Will was entitled to receive $500 for each committee meeting attended. In 2005, Mr. Will was paid fees of $26,200 for services in these capacities.

Executive Compensation
      The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2005.
SUMMARY COMPENSATION TABLE

		Annual Compensation
					Long-Term
				Other Annual	Incentive	All Other
Name and Principal			Bonus	Compensation	Plan Payouts	Compensation
Position	Year	Salary	(1)	(2)	(3)	(4)

Weston M. Hicks,	2005	$800,000	$810,000	$8,074	$—	$126,915
President and chief	2004	700,000	518,007	5,104	—	111,430
executive officer(5)	2003	624,000	468,000	4,743	—	99,866

Roger B. Gorham	2005	$416,667	$337,500	$6,457	$—	$67,227
Senior Vice President — Finance and Investments and chief financial officer(6)	2004	25,189	—	277	—	142

Robert M. Hart,	2005	$491,497	$292,507	$7,347	$886,104	$83,544
Senior Vice President,	2004	472,593	282,703	6,787	706,485	79,956
General Counsel	2003	454,416	268,149	6,304	460,788	76,581
and Secretary

James P. Slattery,	2005	$432,640	$257,637	$4,622	$557,163	$71,512
Senior Vice President —	2004	416,000	227,136	4,756	293,781	68,733
Insurance	2003	400,000	229,200	4,569	—	66,024

Peter R. Sismondo,	2005	$239,455	$136,203	$3,208	$455,328	$40,200
Vice President, Controller,	2004	230,245	103,749	3,030	363,114	38,579
Treasurer and Assistant	2003	221,389	101,485	2,867	236,940	37,034
Secretary

(1)	These amounts represent (i) bonuses earned in respect of the relevant year under the 2005 Management Plan, which is designed to reward executive officers for the attainment of one or more performance goals established by the Compensation Committee, subject to reduction or elimination of any such bonus based on such criteria as the Compensation Committee shall determine, including, but not limited to, individual objectives established by the Compensation Committee, and (ii) in the case of the 2005 amounts for Messrs. Gorham and Sismondo, additional discretionary bonuses of $76,969 and $25,000, respectively, paid outside the 2005 Management Plan.

(2)	These amounts represent (i) payments for reimbursement of taxes on income imputed pursuant to the Company’s long-term disability and group term life insurance policies, and (ii) in the case of the 2005 amounts for each of Messrs. Hicks and Gorham, the additional amount of $2,500 representing the payment of luncheon club dues and fees.

(3)	These amounts represent payouts in February 2005 in settlement of performance shares awarded under the 1993 Long-Term Incentive Plan (the “1993 Plan”), which entitled the holder thereof to payouts of cash and/or Common Stock (in such proportion as determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company’s Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) for the 2001-2004 award period. Each such payout was made one-half in cash and one-half in Common Stock.

(4)	The 2005 amounts listed for Messrs. Hicks, Gorham, Hart, Slattery and Sismondo include (i) savings benefits of $119,375, $61,875, $73,606, $64,792 and $35,861, respectively, credited pursuant to the Deferred Compensation Plan; and (ii) benefits, valued at $3,520, $1,332, $5,918, $2,700 and $1,130, respectively, pursuant to the Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to the executive officer if he is an employee at the time of his death equal to four times the amount of such executive officer’s annual salary at January 1 of the year of his death. The 2005 amounts listed for each of Messrs. Hicks, Gorham, Hart and Slattery also include compensation of $4,020, and the 2005 amount listed for Mr. Sismondo also includes compensation of $3,209, in respect of other insurance coverage.

(5)	Mr. Hicks was appointed President and chief executive officer of the Company effective December 31, 2004, and was Executive Vice President of the Company prior thereto.

(6)	Mr. Gorham has been a Senior Vice President of the Company since December 2004 and chief financial officer since May 1, 2005.

LONG-TERM INCENTIVE PLAN — AWARDS FOR 2006-2009 PERIOD

		Performance	Estimated Future Payouts Under Non-Stock Price-
	Number of	or Other	Based Plans
	Shares, Units or	Period Until
	Other Rights	Maturation	Threshold	Target	Maximum
Name	(1)	or Payment	($ or #)	($ or #)	($ or #)

Weston M. Hicks	5,575	2006-2009	$467,723.00	$1,559,076.60	$2,338,614.90
Roger B. Gorham	2,049	2006-2009	$171,903.90	$573,013.10	$859,519.60
Robert M. Hart	2,132	2006-2009	$178,867.40	$596,224.50	$894,336.70
James P. Slattery	1,882	2006-2009	$157,893.20	$526,310.70	$789,466.00
Peter R. Sismondo	544	2006-2009	$45,639.70	$152,132.30	$228,198.50

(1)	These amounts represent performance shares awarded for the 2006-2009 award period under the 2002 Plan. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company’s Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 10.5 percent in the award period, measured from a base of $238.57. Target payouts will be made at 100 percent if such growth equals 7 percent, payouts will be made at 50 percent if such growth equals 3.5 percent, and no payouts will be made if such growth is less than 3.5 percent; payouts for growth between 3.5 percent and 10.5 percent will be determined by interpolation.
Pension Plan Table
      The Company’s Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant’s life or, alternatively, actuarially equivalent forms of benefits, including a lump sum. A participant must have either completed five years of service with the Company or a subsidiary thereof or attained age 55 while employed by the Company or a subsidiary thereof before he or she is vested in, and thus has a right to receive, any such benefits following his or her termination of employment with the Company and all subsidiaries thereof.

      The annual retirement benefit under the Company’s Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to a net after-tax amount of 52.7625 percent of the participant’s average compensation, which is defined as the sum of (i) the highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment, plus (ii) one-half of the highest average annual cash bonus over a consecutive five-year period during the last ten years of employment, or, if shorter, the full calendar years of employment; however, such benefit is reduced by 33.5 percent of his or her unreduced primary Social Security benefit and by 67 percent of his or her accrued benefit under a previously terminated retirement plan of the Company. (Annual base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years, and annual bonus is the amount of the cash bonus earned under the 2005 Management Plan and predecessor plans that would be included in the bonus column of the Summary Compensation Table for the relevant years.) In the event a participant becomes totally disabled prior to retirement, such participant’s annual base salary shall equal his or her annual base salary at the time of disability, and such participant’s average annual bonus shall be based on the average over the five consecutive years during the last ten years (or, if shorter, the full calendar years of employment) prior to disability, each adjusted annually for inflation; such participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his or her years of service.
      As a result of cumulative changes in the tax law, the Retirement Plan had become tax inefficient for the Company and was amended in 2004 to reduce the associated accounting and tax costs. The amendments did not change the expression of the retirement benefits as a net after-tax amount, but the resulting tax equalization payments were changed to be made at the same times as the participants receive their retirement benefits rather than as those benefits were funded. In addition, in connection with those amendments, the legally separate trust that had been used to fund the retirement benefits under the Retirement Plan was terminated and the then accrued and funded retirement benefits of certain participants were distributed to them in a lump sum or in the form of an annuity contract purchased from an insurance company.
      A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid.

      The following table shows the estimated annual retirement benefit payable under the Company’s Retirement Plan (without giving effect to the Social Security offset, the offset for benefits accrued under the previously terminated retirement plan or the prior distribution to certain participants of their then accrued and funded retirement benefits) to a participant who, upon retirement on December 31, 2005 at age 65, had achieved the average compensation and years of service indicated. The amounts shown assume payment in the form of a straight single life annuity and include the tax equalization payments based upon an estimate of the income and employment taxes that might be imposed upon the participant at the time his or her benefits are payable.

	Years of Service
Average
Compensation	5	10	15 or More

$ 125,000	$37,873	$75,746	$113,619
150,000	45,448	90,895	136,343
175,000	53,022	106,045	159,067
200,000	60,597	121,194	181,791
225,000	68,172	136,343	204,515
250,000	75,746	151,492	227,238
300,000	90,895	181,791	272,686
400,000	121,194	242,388	363,582
450,000	136,343	272,686	409,029
500,000	151,492	302,985	454,477
600,000	181,791	363,582	545,372
700,000	212,089	424,178	636,268
800,000	242,388	484,775	727,163
900,000	272,686	545,372	818,058
1,000,000	302,985	605,969	908,954
1,100,000	333,283	666,566	999,849
1,200,000	363,582	727,163	1,090,745
1,300,000	393,880	787,760	1,181,640
1,400,000	424,178	848,357	1,272,535
1,500,000	454,477	908,954	1,363,431
1,600,000	484,775	969,551	1,454,326
1,700,000	515,074	1,030,148	1,545,222
      As of December 31, 2005, the credited years of service for Messrs. Hart and Sismondo were 16 and 18 years, respectively. The average compensation of each of

Messrs. Hart and Sismondo for purposes of the Retirement Plan was $590,501 and $276,306, respectively. As of December 31, 2005, Mr. Hicks had three years of vesting service, and Mr. Gorham had one year of vesting service, toward the five years of vesting service necessary to become 100 percent vested in their retirement benefits under the Retirement Plan. Mr. Slattery, who has four years of vesting service, will vest in his retirement benefits under the Retirement Plan upon his attainment of age 55 in 2006, as long as he is employed by the Company or a subsidiary at such time.
Employment Arrangements
      On October 7, 2002, the Company entered into an employment agreement with Mr. Hicks, pursuant to which Mr. Hicks agreed to serve as Executive Vice President of the Company. Effective December 31, 2004, Mr. Hicks was appointed President and chief executive officer of the Company. Under the terms of Mr. Hicks’s employment agreement, his initial base salary was at an annual rate of $600,000 and for calendar year 2004 was to be at an annual rate of not less than $700,000, and his base salary is to be reviewed annually. He was paid an annual bonus of $450,000 for 2002 and was entitled to participate in the management incentive plan for 2003 with a target bonus opportunity of 50 percent of his annual base salary. In addition, pursuant to his employment agreement, Mr. Hicks received an award of 5,411 performance shares (as adjusted for stock dividends) under the 2002 Plan for the four-year award period ending December 31, 2006, which entitle him to a payout of cash and/or Common Stock (in such proportion as determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. A maximum payout will be made in respect of these performance shares only if average annual compound growth in the Company’s Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent in the award period, measured from a base of $178.79 (as adjusted for stock dividends). A target payout will be made at 100 percent if such growth equals 8 percent, a payout will be made at 50 percent if such growth equals 6 percent, a payout will be made at 30 percent if such growth equals 4 percent, and no payout will be made if such growth is less than 4 percent; a payout for growth between any two of these points will be determined by interpolation. Mr. Hicks also received an award of 3,361 performance shares (as adjusted for stock dividends) under the 2002 Plan for the three-year award period ending December 31, 2005, which entitled him to a payout of cash and/or Common Stock (in such proportion as determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. A maximum payout was to be made in respect of these performance shares only if average annual compound growth in the Company’s Earnings Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent in the award period, measured from a base of $10.45 (as adjusted for stock dividends). No payout was to be made if such growth is 8 percent or less; a payout for growth between 8 percent and 12 percent was to be determined by interpolation. On February 27, 2006, the Compensation Committee determined that the average annual compound growth in the Company’s Earnings Per Share exceeded 12 percent over the three-year award period and, accordingly, a payout of $397,072 (which represents the minimum statutory withholding requirements in respect of the award) and 1,956 shares of Common Stock was made to Mr. Hicks in respect of these 3,361 performance shares. If Mr. Hicks is terminated other than for Cause or Total Disability (as defined in the employment agreement), the Company will continue to pay his base salary after such termination until such payments total $1 million on a gross basis. The employment agreement also provides that Mr. Hicks was eligible to participate in the Company’s Retirement Plan and, effective January 1, 2003, the Deferred Compensation Plan, as well as all other employee benefit plans, programs, practices or arrangements in which other senior executives of the Company are generally eligible to participate from time to time.
      Pursuant to the terms of his employment agreement, Mr. Hicks and the Company entered into a restricted stock award agreement dated as of October 7, 2002. Under this award agreement, Mr. Hicks received a restricted stock award of 31,836 shares of Common Stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 Plan, which will vest (i) if the Company achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2006, 2007, 2008 or 2009, or (ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2009, when the Company achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2010, 2011 or 2012. If the performance goals are not achieved as of December 31, 2012, Mr. Hicks will forfeit all of the restricted shares. If Mr. Hicks’s employment with the Company is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if the Company terminates Mr. Hicks’s employment after December 31, 2004 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 31,836 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2003 and ending on or before the date of such termination, and the denominator of which is ten, will vest. Upon his appointment as President and chief executive officer of the Company, Mr. Hicks received a restricted stock award of 26,530 shares of Common Stock (as adjusted for stock dividends paid since the date of his employment agreement which are similarly restricted) under the 2002 Plan as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and the Company. The new restricted stock award has comparable terms and conditions as the first restricted stock award except that the performance measurement periods commence on January 1, 2005 and end on December 31, 2008, 2009, 2010 or 2011 in the case of clause (i) above and end on December 31, 2012, 2013 and 2014 in the case of clause (ii) above. If the Company terminates Mr. Hicks’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the new award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 26,530 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.
      Pursuant to the terms of his employment agreement, Mr. Hicks and the Company entered into a restricted stock unit matching grant agreement dated as of October 7, 2002. Under this matching grant agreement, Mr. Hicks received a restricted stock unit matching grant under the 2002 Plan of two restricted stock units for every share of Common Stock purchased by Mr. Hicks or received by him pursuant to stock dividends thereon (the “Owned Shares”) on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). On August 25, 2003, Mr. Hicks purchased 10,000 shares of Common Stock and, accordingly, was credited with 20,808 restricted stock units (as adjusted for stock dividends). The restricted stock units are notional units of measurement denominated in shares of Common Stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value (as defined in the matching grant agreement) on the payment date of a number of shares of Common Stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units shall vest on October 7, 2012 and shall be paid in cash and/or shares of Common Stock (as the Compensation Committee may determine) on the date of the filing of the Company’s Annual Report on Form 10-K in respect of the year in which Mr. Hicks’s employment is terminated for any reason. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the matching grant agreement) prior to October 7,

2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10 percent of such account for each full year of employment with the Company measured from October 7, 2002. Mr. Hicks shall have maintained unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent that he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or the Company terminates Mr. Hicks’s employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.
      After his retirement as President and chief executive officer of the Company effective December 30, 2004 and pursuant to action taken by the Board of Directors, Mr. Burns is continuing as a director, serving as Vice Chairman of the Board, and as a non-executive employee of the Company. As an employee, Mr. Burns receives an annual salary of $370,000 for assisting the President and chief executive officer on investment matters. As an employee, Mr. Burns is not entitled to receive any director or committee fees, and does not participate in any non-employee directors’ equity or retirement plans. The Company has established an office in New Canaan, Connecticut which Mr. Burns uses as his principal office for purposes of attending to Company-related matters, and which is used from time to time by another officer of the Company for Company-related matters. As Mr. Burns also uses this office to attend to personal matters, twenty-five percent of the annual rent and operating costs for this office, amounting to approximately $38,300 per year, are reimbursed to the Company by Mr. Burns. The Company also makes available to Mr. Burns office space at the Company’s principal executive offices in New York, New York for Company-related matters.
      Mr. Burns continues to participate in the Deferred Compensation Plan, the Company’s Retirement Plan and the medical, long-term disability and other employee welfare plans of the Company, and the Company continues to maintain a life insurance policy providing a death benefit to Mr. Burns if he is an employee at the time of his death equal to four times the amount of his annual salary as of January 1 of the year of his death. Mr. Burns does not participate in the 2005 Management Plan and will not be granted any new performance shares or other awards under the 2002 Plan. Performance shares held by Mr. Burns will continue to earn out in accordance with their terms. Upon termination of Mr. Burns’s employment prior to the payout of any such performance shares, such performance shares will be paid out on a pro rata basis in accordance with their terms. On

February 27, 2006, a payout of $877,864 (which represents the minimum statutory withholding requirements in respect of the award) and 5,017 shares of Common Stock was made to Mr. Burns in respect of an award of 8,123 performance shares (as adjusted for stock dividends) under the 2002 Plan for the four-year award period ending December 31, 2005. On January 3, 2005, the Company issued to Mr. Burns 12,790 shares of Common Stock and paid Mr. Burns $3,660,050.50 in cash in settlement of 25,580 performance shares constituting portions of special awards made to Mr. Burns in 1996 and 1999 which had vested but payment with respect to which had been deferred until Mr. Burns’s retirement as an executive officer.
Compensation Committee Report on Executive Compensation
      The Compensation Committee is currently composed of the three independent directors whose names appear at the end of this report.
      An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and used information and advice furnished by a nationally recognized compensation consulting firm.
      Compensation paid to the executive officers of the Company in 2003, 2004, and 2005 consisted chiefly of salary, cash bonuses under the 2005 Management Plan and predecessor plans which in large part were tied to the financial results of the Company, and long-term incentive payouts of cash and Common Stock under the 1993 Plan which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company’s executive officers with the interests of the Company’s stockholders.
Annual Compensation
      Salary adjustments for executive officers are generally made annually by the Compensation Committee in consultation with the nationally recognized compensation consulting firm referred to above and are based on salaries for the prior year, executive salary movements nationally and in the New York market, individual performance and internal comparability considerations.
      Annual cash bonuses are paid to executive officers under the 2005 Management Plan, which was approved by stockholders at the 2005 Annual Meeting. This plan is designed to reward executive officers for the attainment of one or more performance goals established by the Compensation Committee, subject to reduction or elimination of any such bonus based on such criteria as the Compensation Committee shall determine, including but not limited to, individual merit and attainment of, or the failure to attain, specified personal goals established by the Compensation Committee.
      Bonus opportunities for 2005 were adjusted from the prior year in proportion to changes in salaries, which increased 14.0 percent in the case of Mr. Hicks and between 3.8 percent and 8.9 percent in the case of the other executive officers. Maximum bonus opportunities for executive officers of the Company as a percentage of salaries for 2005 ranged from 113 percent of salary for Mr. Hicks to 48 percent of salary for the most junior executive officer of the Company. Target bonus opportunities are equal to two-thirds of the maximum bonus opportunity and are believed to fall at or below the median of prevailing practices in a broad cross-section of American industry reflecting the Company’s policy of emphasizing long-term financial performance and long-term incentive compensation. Bonus opportunities for 2005 were specifically subject to reduction in respect of personal goals ranging from up to 20 percent in the case of Mr. Hicks to up to 50 percent in the case of the most junior executive officer of the Company. In addition, the Compensation Committee has authority under the 2005 Management Plan to reduce awards, individually or in the aggregate, and in any amounts, based on such criteria as it shall determine.
      The performance goal established by the Compensation Committee for awards under the 2005 Management Plan in respect of 2005 was based on 2005 Adjusted Earnings Per Share as compared with Target Plan Earnings Per Share for that year (as such terms are defined by the Compensation Committee pursuant to the 2005 Management Plan). The adjustments reflected in the definitions of 2005 Adjusted Earnings Per Share and Target Plan Earnings Per Share were intended to reduce the impact on the financial performance goal of catastrophe losses and realized gains and losses on strategic investments incurred in that year. The adjustment relating to the impact of catastrophe losses acknowledges that the Company is a significant writer of catastrophe exposed property insurance and that management cannot predict the occurrence and severity of catastrophe losses in any year. The adjustment relating to realized gains and losses acknowledges that the Company has significant strategic investments, such as its investment in Burlington Northern Santa Fe Corporation, and that the timing of any sales of such investments are driven by the needs of the business and are not generally predictable. Thus, the annual bonus financial performance goal measures management’s operational performance during the year against its plan. Since the Company’s long-term incentive awards commencing with the 2003-2006 award period have been based upon growth in book value per share, the economic impact of catastrophe losses and gains and losses on strategic investments are fully reflected in the long-term incentives.

      Target bonus opportunities for 2005 awards under the 2005 Management Plan were to be earned if Adjusted Earnings Per Share were equal to Target Plan Earnings Per Share, and maximum bonus opportunities were to be earned if Adjusted Earnings Per Share were 110 percent of Target Plan Earnings Per Share. For any amounts to be earned, Adjusted Earnings Per Share were required to exceed 80 percent of Target Plan Earnings Per Share. The Company’s Adjusted Earnings Per Share for 2005 exceeded 110 percent of Target Plan Earnings Per Share for 2005; therefore, the maximum amount was earned for attainment of the performance goal prior to any reduction relating to personal goals. Personal goals for all executive officers of the Company were determined, and the performance of such officers was assessed, by the Compensation Committee.
      In addition to the bonuses paid to executive officers in respect of 2005 under the 2005 Management Plan, discretionary bonuses were paid in 2005 to Mr. Gorham in the amount of $76,969 to reflect the increase in his salary when he became chief financial officer on May 1, 2005, and to Mr. Sismondo in the amount of $25,000 in respect of his contributions to the preparation of the Company’s 2004 annual reports. These discretionary bonuses were paid outside the 2005 Management Plan.
Long-Term Incentive Compensation
      In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 2002 Plan. The 2002 Plan provides for long-term incentives based upon objective, quantifiable measures of the Company’s performance over a period of time.
      The performance shares awarded for the 2006-2009 award period entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. Maximum payouts with respect to such performance shares will be made only if average annual compound growth in the Company’s Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 10.5 percent as measured from a specified base in the 2006-2009 award period, target payouts will be made at 100 percent if such growth equals 7 percent, payouts will be made at 50 percent if such growth equals 3.5 percent, and no payouts will be made if such growth is less than 3.5 percent; payouts for growth between 3.5 percent and 10.5 percent will be determined by interpolation. The target was determined to represent superior performance based on the current economic outlook. The specified base Book Value Per Share for these performance shares was determined by reference to the estimated book value for year-end 2005.

      In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. The number of performance shares awarded to an executive officer for the 2006-2009 award period was determined by adjusting the prior year’s award to reflect the increase in his salary from 2005 to 2006 and to reflect the movements in the price of the Common Stock. In addition, adjustments were made in the number of performance shares awarded to the most junior executive officer, along with the other Vice Presidents of the Company, to reflect the Compensation Committee’s view regarding the function and level of contribution of various officer positions to the long-term growth of the Company. The value of performance shares awarded for the 2006-2009 award period, based on the value of the Common Stock over a period immediately preceding the awards, ranged from 200 percent of salary for Mr. Hicks to 60 percent of salary for the most junior executive officer of the Company. Such long-term incentive compensation opportunities for the executive officers of the Company are believed to be close to the prevailing practices in a broad cross section of American industry. The awards reflect the Company’s policy of emphasizing long-term financial performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities. The Compensation Committee believes that compound growth in the Company’s Book Value Per Share is a significant measure of long-term success and that such performance requirement aligns the interests of the Company’s executive officers with the interests of the Company’s stockholders.
President and Chief Executive Officer
      Mr. Hicks is party to an employment agreement with the Company, the terms of which are set forth in more detail above under the heading “Employment Arrangements.”
      Mr. Hicks’s compensation is determined annually by the Compensation Committee after having reviewed the recommendations submitted to it by the Chairman of the Board with respect thereto and information and advice furnished by the compensation consulting firm retained by it. Mr. Hicks’s annual salary for 2005 was increased from $700,000 to $800,000 upon his appointment as President and chief executive officer of the Company effective December 31, 2004, based on salary levels of chief executive officers of similar companies in the financial services industry, individual performance and internal comparability considerations.
      Mr. Hicks’s bonus opportunity for 2005 was increased 14 percent from the prior year, which is in proportion to the increase in his annual salary, and his maximum bonus opportunity as a percentage of his salary increased from 75 percent of $700,000 (or $525,000) to 113 percent of $800,000 (or $900,000). The Company’s Adjusted Earnings Per Share for 2005 exceeded 110 percent of Target Plan Earnings Per Share for the year, thus Mr. Hicks was eligible to receive a bonus of $900,000, which was subject to reduction by up to 20 percent in respect of personal goals. Mr. Hicks’s personal goals for 2005 included effecting a strategic reorganization of Darwin Professional Underwriters, Inc. and its affiliated entities, which was substantially but not fully completed during 2005. Mr. Hicks received a bonus of $810,000 in respect of 2005, and the remaining $90,000 of his bonus opportunity for 2005 was deferred and the Compensation Committee will consider payment thereof upon the completion of such goal in 2006.
      In determining Mr. Hicks’s 2006 compensation, the Compensation Committee reviewed all components of Mr. Hicks’s 2005 compensation, including annual salary, annual cash bonus under the 2005 Management Plan, long-term incentive compensation under the 2002 Plan, restricted stock values, benefits under the Deferred Compensation Plan, the Company’s Retirement Plan and the medical, long-term disability and other employee welfare plans, and the dollar value to Mr. Hicks and cost to the Company of all perquisites and other personal benefits. In this regard, a tally sheet setting forth all the above components was prepared for and reviewed by the Compensation Committee in connection with the Compensation Committee’s determination of compensation for Mr. Hicks in 2006. Based on this review, the Compensation Committee determined not to increase Mr. Hicks’s salary in 2006, to increase his maximum bonus opportunity as a percentage of his salary to 150 percent (or $1,200,000), and to increase the number of performance shares awarded to him to 5,575 for the 2006-2009 award period, which were valued at the time of the award at 200 percent of salary, as compared with an award to him last year of 4,228 performance shares for the 2005-2008 award period, which were valued at the time of the award at 150 percent of salary.
Section 162(m) of the Internal Revenue Code of 1986
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a deduction to the Company for any compensation paid to a “covered employee” in excess of $1 million per year, subject to certain exceptions. In general, “covered employees” include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved.

      While the Compensation Committee believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers the Company, the Committee also believes that appropriate consideration should be given to seeking to maximize the deductibility of the compensation paid to executive officers. In recent years, the Compensation Committee has made several recommendations for, and the Board of Directors subsequently adopted, changes to the several plans of the Company so as to permit the payments pursuant to those plans to executive officers to be deductible.
      In December 2004, upon the recommendation of the Compensation Committee, the Board of Directors adopted the 2005 Management Plan which was subsequently approved by the stockholders of the Company at the 2005 Annual Meeting. The 2005 Management Plan permits the annual cash bonuses payable to executive officers to qualify as “performance-based compensation” for purposes of Section 162(m) in that such bonuses will be payable “solely on account of the attainment of one or more pre-established, objective performance goals” pursuant to a plan meeting the requirements of Section 162(m). All of the amounts identified under the bonus column of the Summary Compensation Table payable to Messrs. Hicks, Gorham, Hart, Slattery and Sismondo are intended to qualify as “performance-based compensation” for purposes of Section 162(m), except for $76,969 in the case of Mr. Gorham and $25,000 in the case of Mr. Sismondo representing discretionary bonuses paid outside the 2005 Management Plan.
      In addition, in 2004, upon the recommendation of the Compensation Committee, the Company’s Retirement Plan was amended to convert it from a funded to an unfunded arrangement and to provide for distributions to participants of their retirement benefits only after they terminate employment with the Company. Since retirement benefits are no longer provided to an executive officer until after the executive officer is no longer an employee of the Company, Section 162(m) should not apply to limit the deduction of the cost of providing retirement benefits to executive officers under the Retirement Plan.
      The Compensation Committee has also endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as “performance-based compensation” under Section 162(m). To that end, the 2002 Plan was submitted to and approved by the stockholders of the Company at the 2002 Annual Meeting, so that compensation payable pursuant to certain long-term incentive awards may qualify for deductibility under Section 162(m). All of the performance shares awarded for the 2006-2009 period to Messrs. Hicks, Gorham, Hart, Slattery and Sismondo described in Note (1) to the table relating to long-term incentive awards are intended to qualify as “performance-based compensation” for purposes of Section 162(m).
      With respect to other compensation that has been or may be paid to executive officers of the Company, the Compensation Committee may consider the requirements of Section 162(m) and make determinations regarding compliance with Section 162(m) based upon the best interests of the Company and its stockholders.
Other Benefits
      The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

Dan R. Carmichael
William K. Lavin
Roger Noall

Compensation Committee
of the Board of Directors

Audit Committee Report
      The Audit Committee is currently composed of the four independent directors whose names appear at the end of this report.
      Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of the Company’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.
      In this context, the Audit Committee has met to review and discuss the Company’s audited financial statements as of December 31, 2005 and for the fiscal year then ended, including the Company’s specific disclosure under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, with management and KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      KPMG LLP reported to the Audit Committee regarding the critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the audited financial statements as of December 31, 2005 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.
      KPMG LLP provided a report to the Audit Committee describing KPMG LLP’s internal quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee written disclosures, including independence disclosures, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG LLP.

      Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2005 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also selected KPMG LLP as the Company’s independent registered public accounting firm for the year 2006, subject to stockholder ratification.

William K. Lavin
Rex D. Adams
Dan R. Carmichael
Thomas S. Johnson

Audit Committee
of the Board of Directors

Performance Graph
      The following graph compares for the years 2001-2005 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the cumulative total return on the Standard & Poor’s 500 Property and Casualty Insurance Index (the “P&C Index”). The graph shows the value at the end of each such year of $100 invested as of January 1, 2001 in the Common Stock, the S&P 500 and the P&C Index.
      The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested on the ex-dividend date in respect of such dividend; and (ii) the two-percent stock dividends paid by the Company in each of the years 2001 through 2005 are included in the cumulative total stockholder return on the Common Stock.

2. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the year 2006. A resolution will be submitted to stockholders at the 2006 Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as the Company’s independent registered public accounting firm, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.
      The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years 2005 and 2004, and fees billed for other services rendered by KPMG LLP for the years ended December 31, 2005 and 2004:

	2005	2004

Audit Fees	$2,572,500	$4,002,000
Audit-Related Fees	15,000	184,000
Tax Fees	15,000	109,000
All Other Fees	0	1,000

Total	$2,602,500	$4,296,000
      The amounts shown for “Audit Fees” represent the aggregate fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for each of the last two fiscal years, and the reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q, the consents for registration statements and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services rendered by KPMG LLP for the audits of the effectiveness of internal control over financial reporting and management’s assessment of such effectiveness. The amounts shown for “Audit-Related Fees” represent the aggregate fees billed in each of the last two fiscal years by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not reported under “Audit Fees.” These services include due diligence assistance in connection with acquisitions, consultations on accounting and audit matters, the verification of certain incentive compensation calculations requested by the Board of Directors, and audit work performed on certain of the Company’s benefit plans. The amounts shown for “Tax Fees” represent the aggregate fees billed in each of the last two fiscal years by KPMG LLP for tax compliance and review regarding the accounting treatment of various tax matters. The amount shown for “All Other Fees” in 2004 represents the aggregate fees billed in that year by KPMG LLP for access to its electronic database for accounting research.
      Audit and permissible non-audit services to be provided by KPMG LLP to the Company must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in excess of $100,000.
      When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG LLP.
      The Board of Directors recommends a vote “FOR” this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.
      KPMG LLP was Old Alleghany’s independent auditors from 1947 and has been the Company’s independent auditors since its incorporation in November 1984.
      It is expected that a representative of KPMG LLP will be present at the 2006 Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.
3. ALL OTHER MATTERS THAT MAY COME BEFORE THE
2006 ANNUAL MEETING
      As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the 2006 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2006 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

Stockholder Nominations and Proposals
      The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. Any such stockholder recommendation should be submitted in writing to the Nominating and Governance Committee in care of the Secretary of the Company at the Company’s principal executive offices. Any such persons recommended by the stockholders will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.
      The Board of Directors seeks members with diverse business and professional backgrounds and outstanding integrity, judgment and such other skills and experience as will enhance the Board’s ability to best serve the interests of the Company. The Board of Directors has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of the needs of the Company at the time that a nomination is to be considered. Similarly, the Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of the Company’s directors to possess. In view of the infrequency of vacancies on the Board of Directors, the Nominating and Governance Committee does not have an established process for identifying and evaluating nominees for director. The actions taken in identifying and evaluating the two persons nominated for election to the Board for the first time at the 2006 Annual Meeting are described above under the heading “Election of Directors.”
      The Company’s By-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The Company’s By-laws also are available on the Company’s website at www.alleghany.com.
      In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 6, 2006 in order for the proposal to be considered for inclusion in the Company’s notice of meeting, proxy statement and proxy relating to the 2007 Annual Meeting, scheduled for Friday, April 27, 2007.
ADDITIONAL INFORMATION
      At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the 2006 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2006 Annual Meeting.
      Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $9,000 plus expenses.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President, General Counsel
and Secretary
March 13, 2006

Alleghany Corporation

☐	Mark this box with an X if you have made changes to your name or address information listed above.

Alleghany Corporation — Annual Meeting Proxy Card

1 Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — John J. Burns, Jr.	☐	☐
02 — Dan R. Carmichael	☐	☐
03 — William K. Lavin	☐	☐
04 — Raymond L.M. Wong	☐	☐
05 — Jefferson W. Kirby	☐	☐
2 Ratification of Independent Registered Public Accounting Firm
The Board of Directors recommends a vote FOR the following proposal.

Ratification of KPMG LLP as Alleghany Corporation’s independent registered public accounting firm for the year 2006.	For ☐	Against ☐	Abstain ☐

Use a black pen.	☒
Mark with an X inside the boxes as shown in this example.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.
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Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

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Date (mm/dd/yyyy)

ALLEGHANY CORPORATION

PROXY FOR ANNUAL MEETING ON APRIL 28, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints F.M. Kirby, Weston M. Hicks and Robert M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Friday, April 28, 2006 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.
IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE